Exhibit 10.1

ALPHAMETRIX MANAGED FUTURES PLATFORMS

SECOND AMENDED AND RESTATED

ADVISORY AGREEMENT

Dated as of June 1, 2010

__________________________________________

among

ALPHAMETRIX ASPECT FUND – MT0001

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)

ALPHAMETRIX MANAGED FUTURES II LLC (ASPECT CS SERIES)

ALPHAMETRIX MANAGED FUTURES IV LLC (RPM MANAGER SELECT USD SERIES)

ALPHAMOSAIC (US) LLC — CELL NO. 1

ALPHAMETRIX, LLC

and

ASPECT CAPITAL LIMITED

__________________________________________

ALPHAMETRIX MANAGED FUTURES PLATFORMS

SECOND AMENDED AND RESTATED ADVISORY AGREEMENT

__________________________________________

TABLE OF CONTENTS

Section		Page

1.	Duties of the Trading Advisor	3
2.	Standard of Liability; Indemnification	4
3.	Limits on Claims	6
4.	Trading Advisor’s Closing Obligations	7
5.	Independent Contractor Status	8
6.	Confidentiality	8
7.	Clearing Broker; Executing Broker	9
8.	Brokerage Confirmations and Reports	9
9.	Fees	10
10.	Term and Termination; Removal of the Sponsor	10
11.	Trading Level; Liquidation of Positions	12
12.	Other Accounts of the Trading Advisor; Exclusivity	12
13.	Speculative Position Limits	13
14.	The Trading Advisor’s Representations and Warranties	14
15.	The Sponsor’s Representations and Warranties	15
16.	Assignment	18
17.	Successors	18
18.	Amendment or Modification or Waiver; Amendment and Restatement	18
19.	Notices	19
20.	Governing Law	20
21.	Survival	20
22.	Disclosure Document Modifications	20
23.	Promotional Literature	21
24.	No Waiver	21
25.	No Liability of Members	21
26.	Third-Party Beneficiaries	21
27.	Headings	21
28.	Complete Agreement	21
29.	Counterparts	22
30.	Miscellaneous	22
31.	Determination of Net Asset Value	1

Appendix A — Fee Schedule	A-1
Appendix B — Trading Policies	B-1
Appendix C — List of Futures Interests	C-1
Appendix D — Determination of Net Asset Value	D-1

ALPHAMETRIX MANAGED FUTURES PLATFORMS

SECOND AMENDED AND RESTATED ADVISORY AGREEMENT

__________________________________________

This Second Amended and Restated Advisory Agreement (the “Agreement”), made as of this 1st day of June, 2010, among ALPHAMETRIX ASPECT FUND – MT0001, a Cayman Islands company (the “Trading Fund”), ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES), a series of AlphaMetrix Managed Futures LLC, a Delaware Series limited liability company (the “Aspect Series”), ALPHAMETRIX MANAGED FUTURES II LLC (ASPECT CS SERIES), a series of AlphaMetrix Managed Futures II LLC, a Delaware Series limited liability company (the “Aspect CS Series”), ALPHAMETRIX MANAGED FUTURES IV LLC (RPM MANAGER SELECT USD SERIES), a series of AlphaMetrix Managed Futures IV LLC, a Delaware Series limited liability company (the “RPM Series”),  ALPHAMOSAIC (US) LLC - CELL NO. 1, a series of AlphaMosaic (US) LLC, a Delaware Series limited liability company, ALPHAMETRIX, LLC, a Delaware limited liability company (the “Sponsor”) and ASPECT CAPITAL LIMITED (the “Trading Advisor”), a limited liability company registered in England and Wales;

WHEREAS, the Trading Fund, the Sponsor and the Trading Advisor entered into an advisory agreement dated as of November 1, 2008 (the “Original Agreement”) with respect to the direction of investment and reinvestment of the Trading Fund’s assets by the Trading Advisor upon the terms and conditions set forth therein;

WHEREAS, the Trading Fund, the Aspect Series, the Aspect CS Series, the Sponsor and the Trading Advisor entered into an amended and restated advisory agreement dated as of October 13, 2009 (the “Amended Agreement”) which superseded the Original Agreement;

WHEREAS, the parties hereto wish to amend and restate in its entirety the Amended Agreement (and the appendices attached thereto) to make certain changes desired by the parties;

WHEREAS, the Trading Fund has been organized to trade, buy, sell or otherwise acquire, hold or dispose of forward contracts (including, for the avoidance of doubt, London Metal Exchange and foreign exchange forwards), futures contracts for commodities, financial instruments and currencies, rights pertaining thereto and options thereon or on physical commodities (collectively, “Futures Interests”) and engage in all activities incident thereto;

WHEREAS, ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES), a series of a Delaware Series limited liability company will invest a portion of the proceeds of the sale of its units of limited liability company interest (the “Aspect Series Units”) in the Trading Fund. The percentage of such proceeds invested in the Trading Fund will vary from time to time depending on the amount held back to maintain a leverage factor that is lower than that implemented for the Trading Fund;

WHEREAS, ALPHAMETRIX MANAGED FUTURES II LLC (ASPECT CS SERIES), a series of a Delaware Series limited liability company will invest  a portion of the proceeds of the sale of its units of limited liability company interest (the “Aspect CS Series Units”) in the Trading Fund.  The percentage of such proceeds invested in the Trading Fund will vary from time to time depending on the amount held back to maintain a leverage factor that is lower than that implemented for the Trading Fund;

WHEREAS, ALPHAMETRIX MANAGED FUTURES IV LLC (RPM MANAGER SELECT USD SERIES), a series of a Delaware limited liability company will invest a portion of the proceeds of the sale of its units of limited liability company interest into units of limited liability company interest (the “AlphaMosaic Series Units” and together with the Aspect Series Units and the Aspect CS Series Units, “Units”) of ALPHAMOSAIC (US) LLC – CELL NO. 1, a series of AlphaMosaic (US) LLC, a Delaware series limited liability company (the “AlphaMosaic Series” and together with the Aspect Series and the Aspect CS Series, each a “Series”), which will invest a portion of its assets into the Trading Fund depending on the assigned leverage factor of the Trading Fund;

WHEREAS, the Aspect Series is a “segregated series” of AlphaMetrix Managed Futures LLC, a series limited liability company established under the law of the State of Delaware (the “Original  Platform”);

WHEREAS, the Aspect CS Series is a “segregated series” of AlphaMetrix Managed Futures II LLC, a series limited liability company established under the law of the State of Delaware (the “Second Platform”);

WHEREAS, the AlphaMosaic Series is a “segregated series” of AlphaMosaic (US) LLC, a series limited liability company established under the law of the State of Delaware (the “AlphaMosaic Platform”); the AlphaMosaic Series is offered solely to the RPM Series, which is a segregated series of AlphaMetrix Managed Futures IV LLC (the “RPM Platform” and together with the Original Platform, the AlphaMosaic Platform and the Second Platform, the “Platforms”);

WHEREAS, the Sponsor will act as sponsor of the Trading Fund;

WHEREAS, the Sponsor has selected the Trading Advisor to have authority over the Trading Fund’s trading of Futures Interests;

WHEREAS, the Trading Advisor is willing to manage the Trading Fund’s Futures Interest trading;

WHEREAS, the Trading Fund’s trading of Futures Interests is described in the Platforms’ Confidential Disclosure Documents, as supplemented and amended from time to time (collectively, the “Memorandum”), which will be filed with the National Futures Association (the “NFA”) pursuant to the Commodity Exchange Act, as amended (the “CEA”), the commodity pool operator and commodity trading advisor regulations promulgated under the CEA (the “Commodity Regulations”) by the Commodity Futures Trading Commission (“CFTC”), and NFA rules promulgated under the CEA (the “NFA Rules”);

WHEREAS, the Sponsor may in the future form commodity pools that will, or cause existing pools to, invest the proceeds of their sale of shares, units or other equity interests (such shares, units or interests, collectively with the Units, “Equity Interests”) directly or indirectly in the Trading Fund; and

WHEREAS, the Trading Advisor’s current Disclosure Document delivered to the Sponsor (the “Disclosure Document”) has been filed with the NFA pursuant to the CEA.

NOW, THEREFORE, the parties hereto do hereby agree as follows, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in entering into this Agreement the parties intend to be legally bound:

1.   Duties of the Trading Advisor.

(a)   (i)           The Sponsor shall appoint the Trading Advisor to have discretionary authority and responsibility for independently directing the Futures Interest trading pursuant to the trading program and strategy agreed upon by the Sponsor and the Trading Advisor and disclosed in the Memorandum (the “Program”), as the same may be modified from time to time by the Trading Advisor as a result of its ongoing commitment to research and development.  Any such change will not be deemed to constitute a material change to the Investment Objective or Investment Policy (each term as defined in the Disclosure Document) and may be made without prior notification to the Sponsor.  However, any material change to the Investment Objective or Investment Policy (each term as defined in the Disclosure Document) (such change to be determined as material in the Trading Advisor’s reasonable discretion) will only be made upon giving the Sponsor at least twenty Business Days’ prior written notice (a “Business Day” means any day on which banks in New York City are not required or authorized to close).  The Trading Advisor may, on behalf of the Trading Fund and subject to Section 1(a)(iii) and Section 7, execute transactions in Futures Interests on either a principal or an agency basis, with or through such clearing brokers as approved by the Sponsor and executing brokers selected by the Trading Advisor, provided that the Trading Fund shall be a party to all “give-up” agreements, from time to time.  This limited authority granted to the Trading Advisor is a continuing power and shall continue in effect with respect to the Trading Advisor until terminated hereunder.

(ii)           In the event the Trading Advisor proposes to make any material changes to the Program, the Trading Advisor will so inform the Sponsor and will not make any such change — with respect to the Trading Fund, not the Trading Advisor’s other accounts — to which the Sponsor objects (in which case the Trading Advisor will be free to terminate this Agreement pursuant to Section 10).  “Material changes” for such purposes shall not include simply adding or removing a Futures Interest to or from the group of Futures Interests traded on behalf of the Trading Fund (subject to Sections 1(b) and 1(c)).

(iii)           The management and operation of the Trading Fund and the determination of its policies shall be vested exclusively in the Sponsor by the Board of Directors of the Trading Fund.  The Sponsor shall have the authority and power on behalf and in the name of the Trading Fund to carry out any and all of the objectives and purposes of the Trading Fund set forth in the Trading Fund’s Articles of Association and Trading Management Agreement, and to perform all acts and enter into and perform all contracts and other undertakings which the Sponsor may deem necessary or advisable in connection with such objectives and purposes or incidental thereto; provided that the Trading Advisor shall at all times have discretionary authority and responsibility for independently directing the Futures Interest trading pursuant to Section 1(a)(i).  For the avoidance of doubt, notwithstanding the fact that the Trading Advisor is not authorized to enter into any agreements or undertakings on behalf of the Trading Fund and may trade Futures Interests for the Trading Fund only pursuant to the Program, it may enter into such give-up agreements with the executing brokers as the Trading Advisor considers necessary or appropriate in its reasonable discretion;  provided, however, that the Trading Fund shall be a signatory to such give-up agreements, unless the Sponsor and the Trading Advisor otherwise mutually agree.

(iv)           All actions and determinations to be made by the Sponsor hereunder shall, unless otherwise expressly provided, be made in the Sponsor’s sole and absolute discretion.

(b)   The Trading Advisor is aware that certain futures and options on futures — generally certain stock index futures and options (for the avoidance of doubt, including, but not limited to, all non-CFTC-approved contracts) — may not be traded on behalf of United States persons and agrees not to trade such Futures Interests for the account of the Trading Fund.

(c)   The Trading Advisor agrees to the terms set forth in “Appendix B — Trading Policies.”

(d)   Subject to adequate assurances of confidentiality, the Trading Advisor agrees that it will discuss with the Sponsor upon request any trading methods, programs, systems or strategies used by it for trading customer accounts which differ from the Program, provided, that nothing contained in this Agreement shall require the Trading Advisor to disclose with respect to such accounts that it deems to be proprietary or confidential information.

(e)   The Trading Advisor agrees to provide the Sponsor with such information concerning the Trading Advisor as the Sponsor may reasonably request (other than the identity of the Trading Advisor’s other customers or proprietary or confidential information concerning the Program and/or details of any other trading methods, programs, systems or strategies used by it for trading other customers’ accounts, except as may be required under Section 12(d) or (e)), subject to receipt of adequate assurances of confidentiality, including, but not limited to, information regarding any actual or prospective change in control, key personnel, the Program or financial condition, provided, that nothing contained in this Agreement shall require the Trading Advisor to disclose with respect to itself what it deems to be proprietary or confidential information.

(f)   During the term of this Agreement, the Trading Advisor agrees to provide the Sponsor with updated information related to the Program’s performance results (which information shall be kept confidential as provided in Section (e)) within a reasonable period of time after the end of each month or at other times as may be agreed from time to time between the Trading Advisor and the Sponsor.

(g)   The Trading Advisor shall be responsible for promptly reviewing all oral and written confirmations it receives to determine that the trades made for the Trading Fund were made in accordance with the Trading Advisor’s instructions.  If the Trading Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with the Trading Advisor’s instructions, the Trading Advisor shall promptly notify the Sponsor of this fact where such error is not corrected within three Business Days of the Trading Advisor’s making such determination, and shall consult with the Sponsor with regard to the best course of action for the Trading Fund.  All risks relating to transactions ordered by the Trading Advisor on behalf of the Trading Fund (including any trading or system error that has occurred in good faith) shall be borne by the Trading Fund as principal and, accordingly, all gains or losses accruing shall belong to or be borne by the Trading Fund; provided that, if a trading error resulting in losses is due to an action or omission of the Trading Advisor not meeting the applicable standard of conduct set forth in Section 2(a), such loss shall be borne by the Trading Advisor.

(h)   The Sponsor and the Trading Fund agree that the Trading Advisor shall be the sole trading advisor to the Trading Fund absent the Trading Advisor’s prior written consent.

2.   Standard of Liability; Indemnification.

(a)   The Trading Advisor and its affiliates and each of their officers, employees, directors, shareholders and controlling persons (the “Trading Advisor Parties”) shall have no liability to the Sponsor, the Aspect Series, the Aspect CS Series, the AlphaMosaic Series, the Platforms, any other entity that now or in the future invests in the Trading Fund, the Trading Fund or to any owners of Equity Interests (the “Members”), and shall be indemnified by the Trading Fund against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) (“Losses”), for conduct undertaken as a trading advisor to the Trading Fund or otherwise relating to any action or omission of the Trading Advisor Parties (or alleged action or omission) in connection with this Agreement; provided that, such action or omission (or alleged action or omission) does not constitute gross negligence, willful misconduct or breach of this Agreement or any fiduciary duty owed by the Trading Advisor to the Trading Fund and was done in a manner reasonably believed to be in, or not opposed to, the best interests of the Trading Fund.  The indemnity provision contained in this Section 2(a) shall not increase the liability of each of the Aspect Series, the Aspect CS Series or the AlphaMosaic Series beyond the amount of its capital and profits (exclusive of distributions or other returns of capital, including redemptions), if any, in the Trading Fund.

(b)   In the event the Sponsor, the Aspect Series, the Aspect CS Series, the AlphaMosaic Series, any other entity that now or in the future invests in the Trading Fund, or the Trading Fund or their respective principals, affiliates, officers, employees and controlling persons (collectively, the “Sponsor Parties”) is made a party to any threatened, pending or completed action, arbitration, claim, demand, dispute, lawsuit or other proceeding (each a, “Proceeding”) or otherwise incurs any Losses as a result of, or in connection with, the activities or claimed activities of any Trading Advisor Party unrelated to the Trading Fund’s business, the Trading Advisor shall indemnify, defend and hold harmless such Sponsor Parties against any direct Losses incurred in connection therewith, except in circumstances where such Proceeding arises either solely or partly as a result of the gross negligence, willful misconduct or breach of this Agreement or any fiduciary obligation owed by the relevant Sponsor Parties.

(c)   The Trading Advisor Parties shall not be liable to the Sponsor Parties (to the extent permitted by any applicable laws, statutes, rules, regulations or orders and so far as not inconsistent with the provisions of this Agreement) including but not limited to any liability arising from the act or omission of any Clearing Broker (as defined in Section 7), Executing Broker (as defined in Section 7) or other counterparty, except that the Trading Advisor Parties shall be liable to the Sponsor Parties for acts by the Trading Advisor Parties with respect to the provision of services hereunder which constitute gross negligence, willful misconduct or breach of this Agreement by a Trading Advisor Party.

(d)   (i)           Promptly after receipt by any of the indemnified parties under this Agreement of notice of any Proceeding, the party or parties seeking indemnification (the “Indemnitee”) shall notify the party from which indemnification is sought (the “Indemnitor”) in writing of the commencement thereof if a claim with respect thereof is to be made under this Agreement.  Failure to notify an Indemnitor on a timely basis shall only qualify the right to indemnity hereunder to the extent that such failure is prejudicial to the Indemnitor.

(ii)           The Indemnitor shall be entitled to participate in the defense of any such Proceeding and to assume the defense thereof with the assistance of counsel reasonably satisfactory to the Indemnitee(s).  In any such Proceeding, the Indemnitee(s) shall have the right to retain its or their own counsel, but the fees and expenses of such counsel shall be at such Indemnitee’s own expense unless (A) otherwise agreed by the Indemnitor and such Indemnitee or (B) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee(s), and representation of the foregoing parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the existence of different or additional defenses (it being understood, however, that the Indemnitor shall not be liable for legal fees or other expenses of more than one separate firm of attorneys for all such Indemnitee(s), which firm shall be designated in writing by such Indemnitees and be reasonably acceptable to the Indemnitor).  The Indemnitee(s) shall cooperate with the Indemnitor in connection with any such Proceeding and, subject to the Indemnitor’s ongoing obligation of confidentiality with regard to such information, shall make all personnel, books and records relevant to the Proceeding available to the Indemnitor and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably consider desirable in connection with the defense of any such Proceeding.

(e)   None of the indemnifications contained in this Section 2 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party or parties claiming indemnification without the prior written consent, which shall not be unreasonably withheld, of the party obligated to indemnify such party.

(f)   The Sponsor may not redeem or otherwise distribute or withdraw assets from the Trading Fund for the purpose of eliminating or reducing assets available to satisfy a claim for indemnification of the Trading Advisor pursuant to this Agreement.  For the avoidance of doubt, the preceding sentence shall not be construed as restricting the right of the Sponsor to make redemptions from the Trading Fund for the purpose of satisfying redemption or withdrawal requests of holders of Equity Interests.

(g)   The provisions of this Section 2 shall survive the termination of this Agreement.

3.   Limits on Claims.

(a)   The Trading Advisor agrees that it will not take any of the following actions against the Aspect Series, Aspect CS Series, RPM Series, AlphaMosaic Series or the Platforms: (i) seek a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Aspect Series, Aspect CS Series, RPM Series, AlphaMosaic Series or the Platforms in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, rehabilitation, liquidation or similar law or (B) adjudging the Aspect Series, Aspect CS Series, RPM Series, AlphaMosaic Series or the Platforms bankrupt or insolvent, or seeking reorganization, rehabilitation, liquidation, arrangement, adjustment or composition of or in respect of the Aspect Series, Aspect CS Series, RPM Series, AlphaMosaic Series or the Platforms under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Aspect Series, Aspect CS Series, RPM Series, AlphaMosaic Series or the Platforms or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs; (ii) seek a petition for relief, reorganization or to take advantage of any law referred to in the preceding clause; or (iii) file an involuntary petition for bankruptcy (collectively, “Bankruptcy or Insolvency Action”).

(b)           In addition, the Trading Advisor agrees that for any obligations due and owing to it by the Trading Fund, the Trading Advisor will look solely and exclusively to the assets of the Trading Fund to satisfy its claims and will not seek to attach or otherwise assert a claim against the assets of the Aspect Series, the Aspect CS Series, the RPM Series, the AlphaMosaic Series, the Platforms, the Sponsor or any of their affiliates, whether there is a Bankruptcy or Insolvency Action taken or otherwise, except that (i) the Aspect Series and the Trading Fund agree to be held jointly and severally liable for any Management Fees or Performance Fees due on the Aspect Series’ interest in the Trading Fund, (ii) the Trading Fund and the Aspect CS Series agree to be held jointly and severally liable for any Management Fees or Performance Fees due on the Aspect CS Series’ interest in the Trading Fund, and (iii) the Sponsor, the AlphaMosaic Series, the RPM Series and the Trading Fund agree to be held jointly and severally liable for any Management Fees or Performance Fees due on the AlphaMosaic Series’ interest in the Trading Fund.  For the avoidance of doubt, the Aspect CS Series, the RPM Series, the AlphaMosaic Series and the Aspect Series shall in no way be liable for Management Fees or Performance Fees due on the any of the other’s interests in the Trading Fund.  The parties agree that this provision will survive the termination of this Agreement, whether terminated in a Bankruptcy or Insolvency Action or otherwise.

(c)           The obligations of the Trading Fund, the Aspect Series, the Aspect CS Series, the RPM Series, the AlphaMosaic Series, and/or the Sponsor set forth herein are not binding upon any of the Members of the Aspect CS Series, the Aspect Series, the RPM Series or the AlphaMosaic Series individually but are binding only upon the assets and property of the Trading Fund, the Aspect Series, the

Aspect CS Series, the RPM Series, and the AlphaMosaic Series (which liabilities may be joint and several as set forth in Section 3(b) above) and no resort shall be had to the Members’ personal property for the satisfaction of any obligation or claim hereunder.  In addition, no resort shall be had to the assets of the Aspect Series, the Aspect CS Series or the AlphaMosaic Series, except with regard to Management Fees and Performance Fees as described in Section 3(b), for the satisfaction of any obligation or claim hereunder. Subject to Appendix A, for the avoidance of doubt, the parties hereto acknowledge and agree that the Platforms are organized in series pursuant to Section 18-215(b) of the Delaware Limited Liability Company Act.  As such, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to each Series shall be enforceable against the assets of such Series only, and not against the assets of the Platforms generally or the assets of any other Series.

4.   Trading Advisor’s Closing Obligations.

If requested by the Sponsor, on or prior to each closing date during the continuous offering of the Aspect Series, Aspect CS Series and/or RPM Series (each a “Closing Date”), the Trading Advisor shall deliver or cause to be delivered, at the expense of the Trading Advisor, to the Selling Agents (as defined in the Memorandum, “Selling Agents”), the Series, the Trading Fund and the Sponsor, the reports, certificates and documents described below addressed to them and, except as may be set forth below, dated as of the Closing Date.

(a)   a report from the Trading Advisor which shall present, for the period from the date after the last day covered by the Trading Advisor’s performance information as set forth in the Part Two:  Series Information of the Memorandum to the latest practicable month–end before the Closing Date, figures which shall show the actual past performance of the Program (or, if such actual past performance information is unavailable, then the estimated past performance) for such period as well as any pro forma performance information for such period reasonably requested by the Sponsor, and which shall certify that, to the best of its knowledge, such figures are complete and accurate in all material respects;

(b)   a certificate of the Trading Advisor in the form proposed prior to the Closing Date by counsel to the Sponsor, with such changes in such form as are proposed by the Trading Advisor or its counsel and are acceptable to the Sponsor and its counsel so as to make such form mutually acceptable to the Sponsor, the Trading Advisor and their respective counsel, to the effect that:

       (1)   the representations and warranties of the Trading Advisor contained in this Agreement are true and correct in all material respects on the date of the certificate as though made on such date;

       (2)   nothing has come to the Trading Advisor’s attention which would cause the Trading Advisor to believe that, at any time from: (A) the time the forms required to register the Units under the Securities Exchange Act of 1934, as amended (such forms, collectively, the “Form 10”), initially became effective to (B) the Closing Date, the Form 10, as amended from time to time, or the Memorandum, as supplemented or amended from time to time, with respect to the Trading Advisor Parties, or with respect to the Program or performance information, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and

       (3)   the Trading Advisor has performed all covenants and agreements herein contained to be performed on its part at or prior to the Closing Date.

5.   Independent Contractor Status.

The Trading Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Sponsor and the Trading Fund, and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Trading Fund, the Sponsor, any other commodity trading advisor of the Platforms or the Selling Agents in any way or otherwise be deemed to be a general agent, joint venturer or partner of the Trading Fund, the Sponsor, any other commodity trading advisor of the Platforms or the Selling Agents, or in any way be responsible for the acts or omissions of the Trading Fund, the Sponsor, any other commodity trading advisor of the Platforms or the Selling Agents as long as it is acting independently of such persons.

6.   Confidentiality.

(a)   The Sponsor acknowledges that the Confidential Information (as defined below) is the confidential property of the Trading Advisor.  The term “Confidential Information” shall include (i) any non-public information concerning the Trading Advisor and its operations, personnel, processes and any other aspect of its business, which may be acquired by the Sponsor, including, but not limited to, the Program and/or the Trading Advisor’s trading programs generally, its systems, methodologies, trading techniques, research, strategies, models and other commercial information; (ii) any of the trading positions of the Trading Fund or any other account or fund managed by the Trading Advisor; and (iii) any notes, analyses, compilations, studies or other documents or records prepared by the Sponsor based on any of the information described under (i) – (iii) above. For the avoidance of doubt, nothing in this Agreement shall require the Trading Advisor to disclose the confidential or proprietary details of the Program and/or the Trading Advisor’s trading programs generally, its systems, methodologies, trading techniques, research, strategies, models and other commercial information, except only to the extent that such disclosure may be legally compelled under applicable law or may be required under Section 12(d).

(b)   The Sponsor further agrees that it will keep confidential and will not disclose Confidential Information to any third party (including any Members) or to its own employees except employees on a “need to know” basis and as, and to the extent that, it may be determined by the Sponsor to be expressly required by: (i) any law or statute; (ii) governmental, regulatory or self-regulatory agency or organization, rule, regulation or order; (iii) the request of any governmental, regulatory or self-regulatory agency or organization; (iv) valid legal process; or (v) as otherwise authorized by the Trading Advisor from time to time.  Notwithstanding anything to the contrary in this Section 6, the Sponsor may disclose position level transparency to RPM Risk & Portfolio Management Aktiebolag upon execution by RPM Risk & Portfolio Management Aktiebolag and Spectrum Global Fund Administration of a confidentiality agreement in a form acceptable to the Trading Advisor.

(c)   The Trading Fund and the Sponsor further agree that they shall not copy, disclose, misuse, misappropriate or reverse engineer or otherwise appropriate or make use of in any manner the investment and trading strategies, systems, algorithms, models, techniques, methods, policies, programs and analyses previously, currently or hereafter used by the Trading Advisor in the conduct of its business including all data, details, components, specifications, codes, formulae, know-how (technical or otherwise), electronic data processing systems, computer software programs and computer hardware systems relating to the foregoing, and all embodiments, articulations, applications, expressions and reproductions of any of the foregoing including, without limitation, documents, notes, print-outs, work papers, charts, diskettes, tapes and manuals.  For the avoidance of doubt, all performance information relating to the Program, the Trading Fund, the Aspect Series, the Aspect CS Series, the AlphaMosaic Series and the Platform that is provided on an intra-month basis, and all exposure reports, shall be deemed confidential information and not distributed to Members or any other party, except as otherwise indicated in clauses (b)(i) through (v) above.

(d)   The Sponsor acknowledges and agrees that the Trading Advisor would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Section 6 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Trading Advisor shall be entitled to equitable and injunctive relief, on an emergency, temporary, preliminary and/or permanent basis, to prevent any such breach or the continuation thereof, without first being required to post any bond or show actual damages, in addition to any other remedy to which the Trading Advisor may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.  If any action is initiated to enforce the provisions hereof, the prevailing party shall be entitled to reimbursement of all costs and expenses, including reasonable counsel fees, incurred by it in connection therewith.

7.   Clearing Broker; Executing Broker.

(a)   All Futures Interest trades, including foreign exchange trades, for the accounts of the Trading Fund shall be cleared through such commodity clearing broker or brokers as the Sponsor directs.  The Trading Fund will clear Futures Interest trades through Credit Suisse Securities (USA) LLC (“Credit Suisse Securities” or the “Clearing Broker”).

(b)   All foreign exchange trades for the accounts of the Trading Fund shall be executed through such commodity broker or brokers and banks (or other forward dealers) as the Trading Advisor may consider necessary or appropriate in its reasonable discretion and which are pre-approved by the Sponsor, which approval shall not be unreasonably withheld.

(c)   All Futures Interest trades, other than foreign exchange trades, for the accounts of the Trading Fund shall be executed through such commodity broker or brokers and banks (the “Executing Brokers”) as the Trading Advisor may consider necessary or appropriate in its reasonable discretion if such broker(s) agree to “give up” all transactions to the Clearing Broker for clearance subject to Section 1(a)(iii).  If the Trading Fund is not a signatory to the resulting give-up agreements pursuant to Section 1(a)(iii), the Trading Advisor shall notify the Sponsor and the Trading Fund from time to time in writing of the Executing Brokers selected by the Trading Advisor.

 (d)           The Sponsor has retained UBS Financial Services Inc. as a selling agent for the Aspect Series and has retained Credit Suisse Securities as a selling agent for the Aspect CS Series; provided however that the Sponsor shall obtain the Trading Advisor’s prior written consent prior to appointing any other selling agents for the Aspect Series or the Aspect CS Series.

8.   Brokerage Confirmations and Reports.

The Sponsor will instruct the Clearing Broker to furnish the Trading Advisor with copies of all trade confirmations, daily equity runs and monthly trading statements relating to the Trading Fund.  The Trading Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that the Trading Advisor shall not be responsible for any errors by the Clearing Broker or any other brokers appointed pursuant to Section 7 as long as the Trading Advisor’s actions or omissions, if any, relating to such error are consistent with the standard set forth in Section 2(a).  The Sponsor will also furnish the Trading Advisor with a copy of the form of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the Members, and copies of all reports filed with the Securities and Exchange Commission, the CFTC or the NFA.  The Trading Advisor shall, at the Sponsor’s request, make a good faith effort to provide the Sponsor with copies of all trade confirmations, daily equity runs, monthly trading reports or other reports sent to the Trading Advisor by the Clearing Broker regarding the

Trading Fund, provided that such confirmations and reports are actually in the Trading Advisor’s possession or control, as the Sponsor deems appropriate and in circumstances where the Sponsor cannot obtain copies of these confirmations and reports on its own behalf.  Upon request, the Sponsor will provide the Trading Advisor with accurate information with respect to the Trading Fund.

9.   Fees.

(a)   In consideration of and in compensation for the performance of the Trading Advisor’s services under this Agreement, the Trading Advisor shall receive from the Trading Fund a management fee (the “Management Fee”) and a performance fee (the “Performance Fee”) as set forth in the “Appendix A — Fee Schedule” hereto, except that in the case of any Management Fees or Performance Fees payable in respect of the AlphaMosaic Series’ investment in the Trading Fund, such portion of the Management Fee and Performance Fee shall be paid by the Sponsor, rather than by the Trading Fund.

(b)   Management Fees and Performance Fees (including, if applicable, any United Kingdom value added tax or any analogous taxation thereon) shall be paid within twenty Business Days following the end of the period for which they are payable, unless the Sponsor is unable to value a material portion of the Trading Fund’s positions, in which case the Management Fees and Performance Fees will be paid as soon as reasonably possible after such positions have been valued.  For the avoidance of doubt, all fees and expenses payable under this Agreement shall be stated exclusive of any United Kingdom value added tax or any analogous taxation payable or chargeable thereon and, if applicable, the Trading Fund or the Sponsor, in the case of the AlphaMosaic Series, shall pay to the Trading Advisor an amount equal to any United Kingdom value added tax or any analogous taxation so chargeable against production by the Trading Advisor of an appropriate tax invoice addressed to the Trading Fund or the Sponsor, as the case may be.  If a Performance Fee shall have been paid by the Trading Fund or the Sponsor to the Trading Advisor in respect of any calendar quarter and the Trading Advisor shall incur subsequent losses in trading on behalf of the Trading Fund, the Trading Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New Net Trading Profits (as defined in Appendix A).

(c)   The Trading Advisor will be provided by the Sponsor with the data used by the Sponsor to compute the foregoing fees within twenty Business Days of the end of the relevant period.

(d)   For purposes of allocating fees hereunder, the Trading Fund shall issue a separate series of shares with respect to, or otherwise separately account for, the Aspect Series, the Aspect CS Series and the AlphaMosaic Series.  Additional series may be issued to new investors with the prior written consent of the Trading Advisor.

10.   Term and Termination; Removal of the Sponsor.

(a)   This Agreement shall commence on the date hereof and, unless sooner terminated pursuant to sections (b), (c), (e) or (f) of this Section 10, shall continue in effect until the close of business on March 31, 2011 (the “Initial Term”).  After the expiration of the Initial Term, unless sooner terminated, this Agreement shall be renewed automatically on the same terms and conditions set forth herein for successive additional one-year terms, each of which shall commence on the first day of the month subsequent to the conclusion of the then-current term.  Notice of any such termination shall require thirty (30) days’ prior written notice.

(b)   This Agreement may be terminated at any time at the election of the Sponsor in its sole discretion upon at least one Business Day’s prior written notice to the Trading Advisor.  The Sponsor will use its reasonable best efforts to cause any termination to occur as of a month-end.

(c)   The Trading Advisor shall have the right to terminate this Agreement at any time upon ten (10) days’ written notice to the Trading Fund and the Sponsor in the event (i) of the receipt by the Trading Advisor of an opinion of independent counsel satisfactory to the Trading Advisor and the Trading Fund that by reason of the Trading Advisor’s activities with respect to the Trading Fund, it is required to register as an investment adviser under the Investment Advisers Act of 1940, as amended, or under the laws of any state and it is not so registered; (ii) that the registration of the Sponsor as a commodity pool operator under the CEA, or its NFA membership in such capacity, is revoked, suspended, terminated or not renewed; (iii) the Sponsor imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Trading Advisor does not agree to follow in its management of the Trading Fund, or the Sponsor overrides trading instructions of the Trading Advisor or does not consent to a material change to the Program requested by the Trading Advisor; (iv) the Sponsor elects (pursuant to Section 1 of this Agreement) to have the Trading Advisor use a different program in the Trading Advisor’s management of the Trading Fund’s assets from that which the Trading Advisor is then using to manage such assets and the Trading Advisor objects to using such different program; (v) there is an unauthorized assignment of this Agreement by the Trading Fund or the Sponsor; (vi) there is a material breach of this Agreement by the Trading Fund and/or the Sponsor after giving written notice to the Sponsor which identifies such breach and such material breach has not been cured within ten Business Days following receipt of such notice by the Sponsor; or (vii) other good cause is shown and the written consent of the Sponsor is obtained (which shall not be unreasonably withheld or delayed).  In the event that the Trading Advisor terminates the Agreement in accordance with this clause 10(c), the Trading Advisor shall use reasonable endeavors to liquidate the assets of the Account in an orderly and mutually agreed upon fashion given the market conditions at the time and the nature of the positions held in the Account with due regard for the best interests of the Trading Fund.

(d)   Notwithstanding any other provisions to the contrary, the Trading Advisor or the Trading Fund may terminate this Agreement upon thirty (30) days’ prior written notice.  In the event that the Trading Advisor terminates the Agreement in accordance with this clause 10(d), the Trading Advisor shall use reasonable endeavors to liquidate the assets of the Account in an orderly and mutually agreed upon fashion given the market conditions at the time and the nature of the positions held in the Account with due regard for the best interests of the Trading Fund.

(e)   In the event that this Agreement is terminated pursuant to this Section 10, the Trading Advisor shall be entitled to, and the Trading Fund or the Sponsor (with respect to the AlphaMosaic Series) shall pay, the Management Fee and the Performance Fee, if any, which shall be computed (i) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Trading Advisor had such assets under management, and (ii) with respect to the Performance Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter.  The rights of the Trading Advisor to fees earned through the earlier to occur of the date of expiration or termination shall survive this Agreement until satisfied.

(f)   This Agreement shall terminate:

(1)           immediately if the performance of this Agreement shall become illegal under the laws of England; or

(2)           immediately if the Trading Advisor ceases to hold the appropriate authorization under Part IV of the United Kingdom’s Financial Services and Markets Act 2000 enabling the Trading Advisor to carry out its duties under this Agreement; or

(3)           immediately in the event that the Trading Advisor, the Sponsor or the Trading Fund has become insolvent, a valid and binding petition is presented for the winding up of any of them (other than a voluntary liquidation for the purpose of reconstruction or amalgamation forthwith to be carried into effect) or seeks to enter into a formal arrangement with its creditors.

(g)   Notwithstanding anything to the contrary (implied or explicit) in this Agreement, a majority by the Units of the Aspect Series or the Aspect CS Series can vote (in a meeting or by written consent) to remove the Sponsor with respect to the Aspect Series or the Aspect CS Series, respectively, and replace the Sponsor with a third party of their choice.  If the Sponsor is so removed for either the Aspect Series or the Aspect CS Series, this Agreement with respect to the Aspect Series and/or the Aspect CS Series (as the case may be) shall be terminated; provided, however that Section 21 shall survive with respect to the terminated Series.

11.   Trading Level; Liquidation of Positions.

The Sponsor may request a reduction or increase in the Trading Level (the “Revised Requested Trading Level”).  The Trading Level is defined in Appendix A. The Sponsor shall provide the Trading Advisor with such reasonable prior notice as is practicable under the circumstances of such request and will endeavor to provide at least one Business Day’s prior notice. Each such request shall be given via email by the Sponsor to subscriptions@aspectcapital.com.  Upon receipt of such written notice, the Trading Advisor shall take such steps as may be reasonably necessary in the circumstances to implement the Revised Requested Trading Level. Where the Revised Requested Trading Level represents a reduction in the immediately preceding Trading Level or where this Agreement is terminated pursuant to Section 10, the Trading Advisor shall liquidate positions held by the Company to give effect to such reduction or termination as promptly as practicable in light of prevailing market conditions. The Trading Fund and the Sponsor hereby acknowledge that any such liquidation of positions in the circumstances contemplated in this Section 11, or pursuant to the termination of this Agreement further to Section 10, may reduce the value of such positions relative to the amount that may have been realized if the same had remained subject to the normal course of application of the Program, and that the Trading Advisor shall have no liability for any such reduction in value if such liquidation is made in a manner consistent with the standard set forth in Section 2(a).

12.   Other Accounts of the Trading Advisor; Exclusivity.

(a)   The Trading Advisor shall be free to manage and trade accounts for other investors (including other public and private commodity pools) during the term of this Agreement and to use the same or other information and trading approach utilized in the performance of services for the Trading Fund for such other accounts so long as the Trading Advisor’s ability to carry out its obligations and duties to the Trading Fund pursuant to this Agreement is not materially impaired thereby.  In addition, the Trading Advisor Parties also will be permitted to trade in Futures Interests using the Program or otherwise for their own accounts, so long as the Trading Advisor’s ability to carry out its obligations and duties to the Trading Fund pursuant to this Agreement is not materially impaired thereby.  Neither the Trading Advisor nor the Trading Advisor Parties shall be liable to account to the Sponsor or the Trading Fund for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions and the Trading Advisor’s fees shall not, unless otherwise provided, be abated thereby.

(b)   The Trading Fund and the Sponsor each agree that the Trading Advisor may (but only in accordance with the rules set out in the Financial Services Authority (“FSA”) Handbooks (the “FSA Rules”)) combine orders for the Trading Fund with the Trading Advisor’s own orders or orders of any Trading Advisor Party, or with the orders of any other client of the Trading Advisor and that such combination of orders may, on some occasions, produce a more favorable price and, on others, a less favorable price than that which the Trading Fund would have obtained had the Trading Fund’s order been executed separately.

(c)   The Trading Advisor agrees, in its management of accounts other than the account of the Trading Fund, that it will not knowingly or deliberately favor on an overall basis any other account managed or controlled by it or any of the Trading Advisor Parties (in whole or in part) over the Trading Fund.  The preceding sentence shall not be interpreted to preclude (i) the Trading Advisor from charging another client fees which differ from the fees to be paid to it hereunder or otherwise establishing business terms for an account that are different than (and superior to) the business terms of the Trading Fund or the Series; (ii) the use of a different trading approach for another account, including a trading approach that is more profitable and/or less volatile than the Program; or (iii) an adjustment by the Trading Advisor in the implementation of the Program which is undertaken by the Trading Advisor in good faith in order to accommodate additional accounts.  The Trading Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the Sponsor with an explanation of the differences, if any, in performance between the Trading Fund and any other similar account traded pursuant to the Program for which the Trading Advisor acts as a commodity trading advisor (in whole or in part).

(d)   Upon the reasonable request of, and upon reasonable notice of not less than three Business Days from, the Sponsor, the Trading Advisor shall permit the Sponsor to review at the Trading Advisor’s offices during normal business hours such trading records as it reasonably may request for the purpose of confirming that the Trading Fund has been treated equitably on an overall basis with respect to advice rendered during the term of this Agreement by the Trading Advisor in relation to other accounts managed by the Trading Advisor pursuant to the Program (for the avoidance of doubt, the parties acknowledge that the Sponsor may inspect, subject to such restrictions as the Trading Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients:  (i) such trading records of the accounts managed by the Trading Advisor pursuant to the Program and (ii) certain performance information of other accounts traded pursuant to the Program, during normal business hours as the Sponsor reasonably may request; in each case provided, however, that the Trading Advisor shall not be required by the foregoing to reveal any information the disclosure of which would cause the Trading Advisor to breach any other contractual confidentiality obligations to which the Trading Advisor is subject).  The Trading Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained, and in any event the Sponsor shall keep confidential all such information obtained by it from the Trading Advisor.

13.   Speculative Position Limits.

If, at any time during the term of this Agreement, it appears to the Trading Advisor that it may be required to aggregate the Trading Fund’s positions with the positions of any other accounts the Trading Advisor or any other Trading Advisor Party owns or controls for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body or governmental authority, the Trading Advisor will notify the Sponsor as promptly as reasonably practicable under the circumstances if the Trading Fund’s positions under the Trading Advisor’s management are included in an aggregate amount which equals or exceeds the applicable speculative limit.  The Trading Advisor agrees that, if its trading recommendations pursuant to the Program are altered because of the potential application of speculative position limits, the Trading Advisor will modify its trading instructions to the Trading Fund and its other accounts in a good faith effort to achieve an equitable treatment of all accounts (for the avoidance of doubt, the Trading Advisor will liquidate Futures Interest positions and/or limit the taking of new positions in all accounts it manages, including the Trading Fund, as nearly as possible in proportion to the assets available for trading of the respective accounts to the extent necessary to comply with applicable speculative position limits).  The Trading Advisor presently believes that the Program can be implemented for the benefit of the Trading Fund notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

14.   The Trading Advisor’s Representations and Warranties.

The Trading Advisor represents and warrants to the Sponsor and the Trading Fund that:

(a)   All references to the Trading Advisor, its principals and the Program in the Memorandum are complete and accurate in all material respects as of the date of such Memorandum and the Memorandum does not contain any untrue statement of a material fact regarding the Trading Advisor, its principals or the Program or omit to state a material fact regarding the Trading Advisor, its principals or the Program which is necessary to make the statements therein not misleading.

(b)   The information with respect to the Trading Advisor set forth in the actual performance tables in the Memorandum complies in all material respects with the CFTC rules.  The Disclosure Document complies in all material respects with the applicable regulations promulgated under the CEA by the CFTC and the NFA Rules.

(c)   The Trading Advisor is duly registered under the CEA as a commodity trading advisor, is a member of the NFA in such capacity, is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder and agrees to maintain and renew such registrations and licenses during the term of this Agreement.

(d)   The Trading Advisor has complied, and will continue to comply, in all material respects with all laws, statutes, rules, regulations and orders having application to its business, properties and assets, the violation of which might reasonably be expected, in the Trading Advisor’s best knowledge and belief, to materially and adversely affect its ability to comply with and perform its obligations under this Agreement.  As of the date hereof, there are no threatened, pending or completed actions, arbitrations, claims, demands, disputes, lawsuits or other proceedings, notices of investigation or investigations pending or, to the best knowledge and belief of the Trading Advisor, threatened against any Trading Advisor Party regarding noncompliance with any applicable laws, statutes, rules, regulations or orders, or at law or in equity, or before or by any court, any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any governmental, regulatory or self-regulatory agency, organization, exchange or other body, in each case in which an adverse decision might reasonably be expected, in the Trading Advisor’s best knowledge and belief, to materially and adversely affect its ability to comply with or perform its obligations under this Agreement or result in a material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor.

(e)   The Trading Advisor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has full power and authority to enter into this Agreement and to provide the services required of it hereunder.  The Trading Advisor is qualified to conduct business and is in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and the failure to qualify might reasonably be expected to have a materially adverse effect on its ability to comply with or perform its obligations under this Agreement (it being understood that any decision as to the jurisdiction or jurisdictions in which the Trading Advisor shall conduct its business is within the sole discretion of the Trading Advisor).

(f)   The execution and delivery of this Agreement and the incurrence and performance of the obligations contemplated in this Agreement by the Trading Advisor will not conflict with, violate, breach or constitute a default under any term or provision of its certificate of incorporation, by-laws or other charter or governing documents, or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Trading Advisor is a party, or by which it is bound, or to which any of the property or assets of the Trading Advisor is subject, or any laws, statutes, rules, regulations, orders or other legal requirement applicable to the Trading Advisor or to the property or assets of the Trading Advisor of any court or any regulatory authority having jurisdiction over the Trading Advisor.

(g)   This Agreement has been duly and validly authorized, executed and delivered by the Trading Advisor and is a valid and binding agreement of the Trading Advisor enforceable in accordance with its terms.

(h)   At any time during the term of this Agreement that a disclosure document relating to any Equity Interests is required to be delivered in connection with the offer and sale thereof, the Trading Advisor agrees upon the request of the Sponsor to provide the Sponsor with such information as shall be necessary so that, as to the Trading Advisor Parties, such disclosure document is complete and accurate in all material respects.

(i)   The Trading Advisor is not bankrupt or insolvent.

(j)   The Trading Advisor will use its reasonable best efforts to implement a fair and consistent allocation policy which seeks to ensure that all clients are treated equitably and positions allocated as nearly as possible in proportion to the assets available for trading of the accounts managed or controlled by it.

All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.  The Trading Advisor hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained.  In addition, if at any time any event occurs which would make such representations, warranties or covenants not true, the Trading Advisor will promptly notify the other parties of such facts in the manner provided below.  All representations, warranties and covenants herein contained shall inure to the benefit of the party to whom it is addressed and its respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

15.   The Sponsor’s Representations and Warranties.

The Sponsor represents and warrants to the Trading Advisor for itself and the Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series and RPM Series that:

(a)   The Memorandum and marketing materials relating to the Equity Interests as supplemented and amended from time to time are complete and accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that the foregoing representation does not apply to any statement or omission concerning any Trading Advisor Party in the Memorandum, made in reliance upon, and in conformity with, information furnished to the Sponsor by or on behalf of any Trading Advisor Party expressly for use in the Memorandum.

(b)   The Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to perform its obligations under this Agreement.  The Sponsor will be qualified to conduct business and will be in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and the failure to qualify might reasonably be expected to have a materially adverse effect on its ability to comply with or perform its obligations under this Agreement (it being understood that any decision as to the jurisdiction or jurisdictions in which the Sponsor shall conduct its business is within the sole discretion of the Sponsor).

(c)   The Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series and RPM Series have the capacity and authority to enter into this Agreement.

(d)   This Agreement has been duly and validly authorized, executed and delivered on behalf of the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series and RPM Series and is a valid and binding agreement of the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series and RPM Series enforceable in accordance with its terms.

(e)   The execution and delivery of this Agreement and the incurrence and performance of the obligations contemplated in this Agreement by the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series and RPM Series respectively, will not conflict with, violate, breach or constitute a default under any term or provision of the certificates of incorporation, by-laws or other charter or governing documents of the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series and RPM Series, or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series or RPM Series is a party, or by which either the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series or RPM Series is bound, or to which any of the property or assets of the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series or RPM Series, as the case may be, is subject, or any law, statute, rule, regulation, order or other legal requirement applicable to the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series or RPM Series or to the property or assets of the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series or RPM Series of any court or any regulatory authority having jurisdiction over the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series or RPM Series.

(f)   The Sponsor is registered as a commodity pool operator and is a member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(g)   The Trading Fund is a company organized and validly existing under the laws of the Cayman Islands and has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.  The Aspect Series, the Aspect CS Series, the AlphaMosaic Series and the RPM Series are validly existing series of AlphaMetrix Managed Futures LLC, AlphaMetrix Managed Futures II LLC, AlphaMosaic (US) LLC and AlphaMetrix Managed Futures IV LLC, respectively, each of which, is a limited liability company organized and validly existing under the laws of the State of Delaware, respectively, and the Aspect Series, the Aspect CS Series, the AlphaMosaic Series and the RPM Series each has full power and authority to enter into this Agreement and to perform its obligations under this Agreement. The Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series and the RPM Series will be qualified to conduct business and will be in good standing in every jurisdiction in which the nature or conduct of their business requires such qualification and the failure to qualify might reasonably be expected to have a materially adverse effect on their ability to comply with or perform their obligations under this Agreement (it being understood that any decision as to the jurisdiction or jurisdictions in which the Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series and the RPM Series shall conduct its business is within the sole discretion of the Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series and the RPM Series, respectively).

(h)   The Sponsor, Trading Fund, Aspect Series, the Aspect CS Series, the AlphaMosaic Series and the RPM Series have each complied, and will continue to comply in all material respects with all laws, statutes, rules, regulations and orders having application to its business, properties and assets, the violation of which might reasonably be expected, in the Sponsor’s or the Trading Fund’s, Aspect Series’, Aspect CS Series’, AlphaMosaic Series’ or the RPM Series’ best knowledge and belief, to materially and adversely affect its ability to comply with and perform its obligations under this Agreement and in connection with the offering of any Equity Interests.  As of the date hereof, there are no threatened, pending or completed actions, arbitrations, claims, demands, disputes, lawsuits or other proceedings, notices of investigation or investigations pending or, to the best knowledge and belief of the Sponsor, Trading Fund, Aspect Series,  Aspect CS Series, AlphaMosaic Series or the RPM Series threatened against the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series or the RPM Series, as the case may be, regarding noncompliance with any applicable laws, statutes, rules, regulations or orders, or at law or in equity, or before or by any court, any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any governmental, regulatory or self-regulatory agency, organization, exchange or other body, in which an adverse decision might reasonably be expected, in the Sponsor’s or the Trading Fund’s, Aspect Series’, Aspect CS Series’, AlphaMosaic Series’ or the RPM Series’ best knowledge and belief, to materially and adversely affect its ability to comply with or perform its obligations under this Agreement or result in a material adverse change in the condition, financial or otherwise, business or prospects of the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series or the RPM Series.

(i)   None of the Sponsor, the Trading Fund, the Aspect Series, the Aspect CS Series, the AlphaMosaic Series or the RPM Series is bankrupt or insolvent.

(j)   Each of the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series and the RPM Series has read and understood the Disclosure Document (including the Risk Disclosure Statement contained therein) and is aware of the risks inherent in the Program (including, without limitation, the risks inherent in trading in the Futures Interests envisaged by the Program).

(k)   The Trading Fund shall be exclusively owned by the Aspect Series, the Aspect CS Series and the AlphaMosaic Series. The AlphaMosaic Series shall be exclusively owned by the RPM Series. Additional entities may invest in the Trading Fund or the AlphaMosaic Series with the prior written consent of the Trading Advisor.  For the avoidance of doubt, the AlphaMosaic Series shall not be offered to investors as part of the AlphaMosaic (US) LLC platform but used solely to facilitate investments by the RPM Series.

(l)   Subject to the other provisions contained herein, the Sponsor shall provide the Trading Advisor with advance written notice of at least one week regarding any structural changes to the Trading Fund, the Aspect Series, the Aspect CS Series, the AlphaMosaic Series or the RPM Series.  The parties agree that any such restructuring shall not have any adverse affect on the Trading Advisor or its ability to provide investment management services to the Trading Fund.

(m)   The Sponsor is able to successfully permit disclosure of the trading positions of the Trading Fund with respect to the AlphaMosaic Series solely to RPM Risk & Portfolio Management Aktiebolag and prohibit the disclosure of the trading positions of the Trading Fund with respect to the AlphaMosaic Series to any investor in the RPM Series or the AlphaMosaic (US) LLC “platform.”

(n)   The Trading Fund is not a “benefit plan investor” (as defined below) and the Trading Fund and Sponsor agree to notify the Trading Advisor immediately if the Trading Fund becomes a benefit plan investor.  As used herein, “benefit plan investor” means (a) any “employee benefit plan” as defined in, and subject to the fiduciary responsibility provisions of, the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) any “plan” as defined in and subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (c) any entity deemed for any purpose of ERISA or Section 4975 of the Code to hold "plan assets" of any such employee benefit plan or plan due to investments made in such entity by already described benefit plan investors (as determined under Section 3(42) of ERISA).

(o)   The Trading Fund is a “qualified eligible person” as that term is defined in CFTC Regulation 4.7.

All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.  The Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series and the RPM Series hereby each agree that as of the date of this Agreement each of them is, and during its term shall be, in compliance with its respective representations, warranties and covenants herein contained.  In addition, if at any time any event occurs which would make such representations, warranties or covenants not true, the Sponsor, Trading Fund, Aspect Series, Aspect CS Series, AlphaMosaic Series and the RPM Series will each promptly notify the other parties of such facts in the manner provided below.  All representations, warranties and covenants herein contained shall inure to the benefit of the party to whom it is addressed and its respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

16.   Assignment.

This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto.  Notwithstanding the above, the Sponsor and the Trading Advisor may assign its respective interest in this Agreement (a) to an affiliate of the Sponsor or the Trading Advisor, as the case may be, upon notice only (which need not be prior notice) to the other parties hereto, or (b) in connection with the sale or transfer of all or a material portion of the Sponsor’s or the Trading Advisor’s respective equity or assets.

17.   Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement.  The terms “successors” and “assigns” shall not include any Members.

18.   Amendment or Modification or Waiver; Amendment and Restatement.

This Agreement may not be amended or modified, nor may any of its provisions be waived, except upon the prior written consent of the parties hereto.  This Agreement amends and restates the Amended Agreement in its entirety.

19.   Notices.

Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally or by registered mail, postage prepaid, return receipt requested, or by facsimile or email, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the Sponsor: ALPHAMETRIX, LLC 181 West Madison 34th Floor Chicago, Illinois 60602 Attn: Legal Department Facsimile: 312.267.8484 Email: ltamburini@alphametrix.com
If to the Trading Fund:
ALPHAMETRIX ASPECT FUND – MT001
c/o AlphaMetrix, LLC
181 West Madison
34th Floor
Chicago, Illinois  60602
Attn:  Legal Department
Facsimile:  312.267.8484
Email: ltamburini@alphametrix.com

If to the Aspect Series:
ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)
c/o AlphaMetrix, LLC
181 West Madison
34th Floor
Chicago, Illinois  60602
Attn:  Legal Department
Facsimile:  312.267.8484
Email: ltamburini@alphametrix.com

If to the Aspect CS Series:
ALPHAMETRIX MANAGED FUTURES II LLC (ASPECT CS SERIES)
c/o AlphaMetrix, LLC
181 West Madison
34th Floor
Chicago, Illinois  60602
Attn:  Legal Department
Facsimile:  312.267.8484
Email: ltamburini @alphametrix.com

If to the Trading Advisor:
ASPECT CAPITAL LIMITED
Nations House
103 Wigmore Street
London, W1U 1QS
England
Attn:  Legal Department
Facsimile:  +44 (20) 7170-9680
Email: legal@aspectcapital.com
and, with respect to notices pursuant to Section 11: subscriptions@aspectcapital.com

If to the RPM Series:
ALPHAMETRIX MANAGED FUTURES IV LLC (RPM MANAGER SELECT USD SERIES)
c/o AlphaMetrix, LLC
181 West Madison
34th Floor
Chicago, Illinois  60602
Attn:  Legal Department
Facsimile:  312.267.8484
Email: ltamburini@alphametrix.com

If to the AlphaMosaic Series:
ALPHAMOSAIC (US) LLC – CELL NO. 1
c/o AlphaMetrix, LLC
181 West Madison
34th Floor
Chicago, Illinois  60602
Attn:  Legal Department
Facsimile:  312.267.8484
Email: ltamburini@alphametrix.com

20.   Governing Law.

Each party agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles, and all parties consent to the exclusive jurisdiction of the federal courts located in Chicago, Illinois, U.S.A.

21.   Survival.

All representations, warranties and covenants in this Agreement, or contained in certificates required to be delivered hereunder shall survive the termination of this Agreement, with respect to any matter arising while this Agreement was in effect.  In addition, the provisions of Sections 2, 3, 6, 20, 21, 23 and the obligations to make any payments relating to Management Fees and Performance Fees incurred or accrued prior to the date of termination and to settle accounts shall survive the termination of this Agreement for any reason.

Furthermore, all representations, warranties and covenants hereunder shall inure to the benefit of each of the parties to this Agreement and their respective successors and permitted assigns.

22.   Disclosure Document Modifications.

The Trading Advisor shall promptly furnish the Sponsor with a copy of all modifications to the Disclosure Document when available for distribution.  Upon receipt of any modified Disclosure Document by the Sponsor, the Sponsor will provide the Trading Advisor with an acknowledgement of receipt thereof.

23.   Promotional Literature.

(a)   Each party agrees that prior to using any promotional literature (including but not limited to pitchbooks, summary sheets or databases) in which reference to the other parties hereto is made, they shall: (i) furnish a copy of such information to each of the other parties for their consideration and approval prior to the use of such information; (ii) provide such other parties with a reasonable period within which to review and approve such promotional literature, such approval not to be unreasonably withheld or delayed; and (iii) will not make use of any promotional literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

(b)           The parties hereby agree that the Trading Advisor shall not be responsible for compliance with applicable law for marketing pages relating to the Aspect Series, the Aspect CS Series, the AlphaMosaic Series or the Platforms; provided however that the Trading Advisor shall be responsible for compliance with applicable law with respect to the accuracy of performance and other information with respect to the Trading Advisor and its trading strategy provided to the Sponsor by the Trading Advisor in writing for inclusion in such marketing pages.

24.   No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

25.   No Liability of Members.

This Agreement has been made and executed by and on behalf of the Trading Fund, the Aspect Series, the Aspect CS Series, the AlphaMosaic Series and the RPM Series and the obligations of the Trading Fund, the Aspect Series, the Aspect CS Series, the AlphaMosaic Series and the RPM Series and/or the Sponsor set forth herein are not binding upon any of the Members individually, but rather, are binding only upon the assets and property of the Trading Fund, the Aspect Series, the Aspect CS Series, the AlphaMosaic Series and the RPM Series and, to the extent provided herein, upon the assets and property of the Sponsor.  For the avoidance of doubt, the foregoing shall not limit Section 3(b) hereof.

26.   Third-Party Beneficiaries.

The Trading Advisor Parties and the Sponsor Parties shall be third-party beneficiaries of the applicable provisions of this Agreement.

27.   Headings.

Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

28.   Complete Agreement.

This Agreement and the representation letter dated as of November 1, 2008 together constitute the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

29.   Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Signatures on this Agreement may be communicated by facsimile or electronic mail transmission and shall be binding upon the parties so transmitting their signatures.  Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or electronic mail transmission; provided that, the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

30.   Miscellaneous.

(a)   The Trading Advisor is authorized and regulated by the FSA.

(b)   The Sponsor and the Trading Fund each acknowledge and agree that:

(1)   no assurance, representation, warranty or guarantee has been given to the Sponsor or the Trading Fund by the Trading Advisor or any other person that the provision of services by the Trading Advisor hereunder or the Program will generate profits (or not generate losses) or that past results are indicative of future performance;

(2)   the Trading Advisor has classified the Trading Fund as a “Professional Client” as that term is defined in the FSA Rules and the Trading Fund will benefit from those regulatory protections afforded to that category in the FSA Rules;

(3)   the Trading Fund has the right to request treatment as a “Retail Client” (as that term is defined in the FSA Rules), although the Trading Advisor retains the right not to act as the discretionary investment manager for the Trading Fund in the event that the Trading Fund requests categorization as a Retail Client.

(c)   If any provision hereof is, or at any time becomes, illegal, invalid or unenforceable in any respect under any applicable law, such provision shall be deemed rescinded or modified to conform with such applicable law and neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision be affected or impaired thereby.

(d)   FSA-regulated business conducted by the Trading Advisor pursuant to this Agreement is covered by the Financial Services Compensation Scheme to the extent that the Trading Fund is an “eligible claimant” (as defined in the FSA Handbook).  The Financial Services Compensation Scheme compensates eligible claimants for losses suffered as a result of the inability of an FSA-regulated firm to pay monies due, or satisfy obligations owed, to them (typically as a result of the firm’s insolvency). Most types of designated investment business are covered for 100 per cent of the sum owed, to a maximum compensation of £50,000 per eligible claimant.  The Trading Fund may be an eligible claimant (as defined by the FSA Handbook) in relation to compensation.  Accordingly, depending on the specific circumstances of each case the Trading Fund may have a right to make a claim for compensation under the Financial Services Compensation Scheme in respect of an inability of the Trading Advisor to satisfy a claim made against it by the Trading Fund.

(e)   Termination of this Agreement shall be without prejudice to the completion of transactions already initiated and shall not affect the rights and obligations of the parties hereto which came into existence prior to the termination.  Such transactions shall be completed by the Trading Advisor as soon as practicable.

(f)   Save as contemplated in this Agreement, unless otherwise agreed by the parties, the Trading Advisor will not borrow on behalf of the Trading Fund or bring about transactions for the Trading Fund, such that the Trading Fund (or the Sponsor) incurs obligations as an underwriter or sub-underwriter.

(g)   The Trading Advisor shall not enter into soft commission agreements.

(h)   When executing transactions or placing orders with other persons for execution that result from the Trading Advisor providing the discretionary investment management services on behalf of the Trading Fund, the Trading Advisor shall take all reasonable steps to obtain Best Execution in such manner as that obligation may be satisfied under the FSA Rules. “Best Execution” means, in relation to the Trading Advisor’s execution of a transaction or the placing of an order with other persons for execution that result from the Trading Advisor providing the discretionary investment management services to the Trading Fund, the best possible result for the Trading Fund in accordance with the Trading Advisor’s Execution Policy. “Execution Policy” means the Trading Advisor’s policy (as amended from time to time) for complying with the Trading Advisor’s obligation to take all reasonable steps to obtain Best Execution, a description of which is set out in Appendix E. The Trading Fund expressly consents to the Execution Policy and to the Trading Advisor’s effecting transactions on the Trading Fund’s behalf outside a Regulated Market or MTF (as those terms are defined in the FSA Handbook). Any material changes to the Execution Policy will be made available at www.aspectcapital.com/bep (or such other website as the Trading Advisor may from time to time notify to the Trading Fund) and will be notified to the Trading Fund by email no less than 21 days before those changes take effect.  Upon any such email notification, the Trading Fund will be deemed to have consented to any such material changes.  In this respect the Trading Fund represents that it has regular access to the internet and that it has provided the Trading Advisor with an e-mail address pursuant to which the Trading Advisor shall electronically notify the Trading Fund of the information described in this Section and consents to the Trading Advisor’s providing the Trading Fund with information, including, without limitation, the Execution Policy, information concerning amendments to the Execution Policy and information about the nature and risks of investments, by posting such information at www.aspectcapital.com/bep, www.aspectcapital.com or such other website as the Trading Advisor may from time to time notify to the Trading Fund, together with an email notification that such information has been so posted.

(i)   Regulation 4.7(c) Legend.

PURSUANT TO AN EXEMPTION FROM THE U.S. COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year set forth below.

ALPHAMETRIX ASPECT FUND – MT0001

By:           ALPHAMETRIX, LLC
Its:           Sponsor

By:           /s/ David Young____
Name: David Young
Title:   Chief Operations Officer
Date:       September 16, 2010

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)
A series of ALPHAMETRIX MANAGED FUTURES LLC

By:           ALPHAMETRIX, LLC
Its:           Sponsor

By:           /s/ David Young____
Name: David Young
Title:   Chief Operations Officer
Date:       September 16, 2010

ALPHAMETRIX MANAGED FUTURES II LLC (ASPECT CS SERIES)
A series of ALPHAMETRIX MANAGED FUTURES II LLC

By:           ALPHAMETRIX, LLC
Its:           Sponsor

By:           /s/ David Young____
Name: David Young
Title:   Chief Operations Officer
Date:       September 16, 2010

ALPHAMOSAIC (US) LLC – CELL NO. 1
A series of ALPHAMOSAIC (US) LLC

By:           ALPHAMETRIX, LLC
Its:           Sponsor

By:           /s/ David Young____
Name: David Young
Title:   Chief Operations Officer
Date:       September 16, 2010

ALPHAMETRIX MANAGED FUTURES IV LLC (RPM MANAGER SELECT USD SERIES)
A series of ALPHAMETRIX MANAGED FUTURES IV LLC

By:           ALPHAMETRIX, LLC
Its:           Sponsor

By:           /s/ David Young____
Name: David Young
Title:   Chief Operations Officer
Date:       September 16, 2010

ALPHAMETRIX, LLC

By:           /s/ David Young____
Name: David Young
Title:   Chief Operations Officer
Date:       September 16, 2010

ASPECT CAPITAL LIMITED

By:           /s/ Gavin Ferris__
Name: Gavin Ferris
Title:  Director
Date:       October 7, 2010

APPENDIX A

FEE SCHEDULE

This Appendix A shall be effective as of a future date to be mutually agreed between the parties hereto. Until such date, the Appendix A set forth in the Amended Agreement shall be effective. The parties shall agree on Management and Performance Fees, and appropriate revisions to this Appendix A, in the event of investments in the Trading Fund by entities that may invest in accordance with Section 15(k) of the Agreement.  All capitalized terms not otherwise defined herein shall have the meanings given them in the Memorandum as of the date hereof.

(a)           The Trading Fund shall pay brokerage commissions and related expenses at the rates described in the Memorandum as of the date hereof, to which the Trading Advisor consents.

(b)           (1)           The Trading Advisor shall be entitled to a monthly Management Fee which shall be calculated, accrued  and payable separately in respect of the AlphaMosaic Series on the one hand and the Aspect Series and Aspect CS Series on the other.  In respect of the AlphaMosaic Series, the Sponsor shall pay to the Trading Advisor a monthly Management Fee equal to the aggregate of 1/12th of 2% percent (approximately 2% annually) of the Trading Level (as hereinafter defined) of the AlphaMosaic Series’ interest in the Trading Fund.  In respect of the Aspect Series and the Aspect CS Series, the Trading Fund shall pay to the Trading Advisor a monthly Management Fee equal to the aggregate of 1/12th of 2% (approximately 2% annually) percent of the Trading Level of each such Series’ interest in the Trading Fund.  The parties hereto may have joint and several liability with respect to the fees set forth in this Appendix A as set forth in Section 3(b) hereof.  In the event that a Member redeems some or all of its Equity Interests or exchanges some or all of its Equity Interests for Equity Interests in another Series, the Trading Fund is dissolved or terminated or this Agreement is terminated as of any date other than the last day of a calendar month, the Management Fee for such month shall be paid on a pro-rated basis based on the ratio that the number of days in the calendar month through the date of such event bears to the total number of days in the calendar month.

(2)           The “Trading Level” of the Trading Fund shall mean the value at which the Trading Advisor is instructed by the Sponsor to trade the Trading Fund. For purposes of clarity, the Trading Level is calculated without regard to, and is not affected by, accrued Management Fees or Performance Fees (if any).  The Trading Level generally reflects a “maximum funding factor” determined by the Sponsor and provided to the Trading Advisor each month. The Trading Level shall initially be approximately 2.5 times the sum of the Trading Fund’s Gross Asset Value (as defined below) and the cash reserves of each of the Aspect CS Series, Aspect Series and AlphaMosaic Series (excluding cash held in the account maintained by any such Series for the purpose of reducing such Series’ leverage to a level less than that of the Trading Fund), or such other amount as communicated by the Sponsor to the Trading Advisor, provided that such Trading Level shall not exceed 4 times such sum without the Trading Advisor’s consent.  Unless the Sponsor notifies the Trading Advisor otherwise, in the event of additions to or withdrawals from the Trading Fund, the Trading Level shall be automatically adjusted by multiplying it by a fraction, the numerator of which shall be the net asset value immediately after such addition or withdrawal and the denominator of which shall be the net asset value of the Trading Fund immediately prior to such addition or withdrawal.

The “Gross Asset Value” shall mean the Net Asset Value (as defined in Appendix D hereof) of the Trading Fund prior to deduction for accrued Management Fees or Performance Fees (if any).

(c)           (1)           The Trading Fund shall pay to the Trading Advisor, or in the case of the AlphaMosaic Series, the Sponsor shall pay to the Trading Advisor, a Performance Fee, which shall be accrued and calculated separately for each Series, equal to 20% of the aggregate “New Net Trading Profits” (as hereinafter defined) for each Series generated by the Trading Advisor (including realized and unrealized gains and losses thereon), as of the close of business on the last day of each calendar quarter, which for the avoidance of doubt shall be each of March 31, June 30, September 30 and December 31 in every calendar year (the “Performance Fee Measurement Date”).  The Aspect Series and the Aspect CS Series shall be jointly and severally liable together with the Trading Fund with respect to that portion of the Trading Fund’s assets attributable to each such Series for each such Series’ pro rata portion of the Performance Fee, but neither Series shall be liable for the Performance Fee of the other Series. The Trading Fund, the AlphaMosaic Series and the RPM Series shall also be jointly and severally liable together with the Sponsor with respect to the Performance Fee payable with respect to the AlphaMosaic Series.

 (2)           “New Net Trading Profits” for a Series during each quarter shall mean the excess, if any, of the cumulative level of Net Trading Profits (as hereinafter defined) attributable to such Series as of the Performance Fee Measurement Date over the highest level of such Series’ cumulative Net Trading Profit as of the end of any preceding Performance Fee Measurement Date, subject to (c)(4) below, or $0, in the case of the first Performance Fee Measurement Date resulting in a positive New Net Trading Profits (for each Series, the “High Water Mark”), provided that for purposes of this Appendix A, the first Performance Fee Measurement Date resulting in a positive New Net Trading Profits shall be determined from the date the Trading Advisor began trading for the Series, i.e., the High-Water Mark shall not be reset in connection with the execution of the Agreement of which this Appendix A forms a part.

(3)           (a)           “Net Trading Profits” shall be computed as of each Performance Fee Measurement Date and shall include such profits attributable to each Series (as outlined below) since the Trading Advisor began trading for such Series (the “Performance Fee Measurement Period”).  Net Trading Profits for any Performance Fee Measurement Period shall be the net profits attributable to each Series, if any, from the Trading Advisor’s trading (including (i) cumulative gross realized trading profit (or loss) plus or minus (ii) the change in unrealized trading profit (or loss) on open positions, minus such Series’ pro rata portion of (iii) transaction-related fees and expenses including brokerage commission, exchange fees, NFA fees and give-up fees, minus (iv) such Series’ share of the Management Fee.  Performance Fees do not reduce cumulative Net Trading Profits.

In addition, with respect to (i) the Aspect CS Series, organizational and initial offering costs, Placement Fees, ongoing Sales Commissions, Service Provider Fees, operating expenses of the Aspect CS Series not covered by the Service Provider Fees and Sponsor’s Fees do not reduce cumulative Net Trading Profits; (ii) the Aspect Series, organizational and initial offering costs, Placement Fees, Administration Fees, ongoing Sales Commissions and operating expenses of the Aspect Series do not reduce cumulative Net Trading Profits; and (iii) the AlphaMosaic Series, the following expenses (whether incurred at the AlphaMosaic Series or RPM Series level): organizational and initial offering costs, Placement Fees, ongoing Sales Commissions, RPM Management Fees, RPM Performance Fees, Management Fees and Incentive Allocations payable to the Sponsor, Placement Fees, Underlying Platform Operating Fees, Sponsor’s Fee, cash management fees and any distribution fees, operating expenses and extraordinary expenses do not reduce cumulative Net Trading Profits. Interest income or expense is not taken into account in calculating Net Trading Profits for the Aspect Series.

(b)           For the avoidance of doubt, Net Trading Profits shall exclude capital contributions to the Series, distributions or redemptions.

(4)           The High Water Mark for each Series shall be proportionately reduced to reflect redemptions from such Series by being multiplied by the fraction, the numerator of which is such Series’ assets immediately after such reduction and the denominator of which is such Series’ assets immediately prior to such reduction.

(5)           If a withdrawal or distribution occurs from the Trading Fund at any date that is not a Performance Fee Measurement Date, the date of the withdrawal or distribution shall be treated as if it were a Performance Fee Measurement Date for purposes of calculating the Performance Fee, if any, due with respect to the withdrawal or distribution.  The High Water Mark shall be reduced as provided in (4), but no new High Water Mark shall be set except as of a Performance Fee Measurement Date.  The amount of the Performance Fee due shall be equal to the Performance Fee that would have been due had the date of the withdrawal or distribution been a Performance Fee Measurement Date multiplied by the fraction the numerator of which is the amount withdrawn or distributed, and the denominator of which is the Net Asset Value of such Series immediately before such withdrawal or distribution (in each case prior to reduction of the accrued Performance Fee).  The amount of the Performance Fee shall be added to the amount of the withdrawal or distribution (and included as part thereof) for purposes of the foregoing calculations, and the fraction calculated prior to reduction for any accrued Performance Fee.

(6)           For the avoidance of doubt, if the Sponsor determines to waive or reduce the Management Fee or Performance Fee with respect to any investor in a Series or the RPM Series, then the Trading Advisor shall still be paid the full amounts described herein and the Sponsor shall reimburse the Trading Fund for any such waivers or reductions.

APPENDIX B

TRADING POLICIES

(a)   The Trading Advisor shall provide the Sponsor as of the date of this Agreement with a list set forth under “Appendix C — List of Futures Interests,” as may be changed or updated from time to time by agreement of the Sponsor and the Trading Advisor (the “List”) of all types of Futures Interests traded by the Trading Advisor on behalf of the Trading Fund (“Products”) and the exchanges on which such Futures Interests are traded (“Exchanges”).  The Trading Advisor shall provide the Sponsor with prior written notice of any Product or Exchange to be included on the List and following such notification and the Sponsor’s approval (which shall not be unreasonably withheld), such Product or Exchange shall be added to the List.

(b)   If as of any month-end while this Agreement is in effect, the Trading Fund has experienced a peak-to-valley drawdown of 35% of the Net Asset Value of the Trading Fund as of a prior month-end, the Trading Advisor shall give written notice to the Sponsor within two Business Days after such peak-to-valley drawdown.

(c)   If at any time while this Agreement is in effect, the percentage of the Trading Fund’s capital committed as margin (the “Margin Percentage”) is equal to or greater than 25%, the Sponsor shall give written notice to the Trading Advisor within two Business Days after the Margin Percentage reaches 25% and, where appropriate, shall have the right to instruct the Trading Advisor, within a reasonable amount of time, to decrease the Margin Percentage to such Margin Percentage as deemed appropriate by the Sponsor in its sole discretion.  The Trading Advisor shall comply with such instruction, and notify the Sponsor of the Trading Advisor’s compliance, within five Business Days of receiving the instruction, or such other longer period as may be necessary under the prevailing circumstances.

B-1

APPENDIX C

LIST OF FUTURES INTERESTS

Regardless of the information below, the Trading Advisor shall not trade any non-CFTC approved
Futures Interests.

Agriculturals
Canola (ICE Canada)
Cattle Feeder (CME)
Cocoa (ICE)
Coffee 'C' (ICE)
Corn (CBT)
Cotton No. 2 (ICE)
Frozen Orange Juice (FCOJ-A) (ICE)
Lean Hogs (CME)
Live Cattle (CME)
No. 7 Cocoa (LIFFE)
Oats (CBT)
Robusta Coffee (LIFFE)
Soy Bean Oil (CBT)
Soya Beans (CBT)
Soybean Meal (CBT)
Sugar (ICE)
Wheat (CBT)
White Sugar (LIFFE)
Crude Palm Oil (BUMA)
Kansas City Wheat (KCBT)
Lumber (CME)
Milk (CME)
Milling Wheat No. 2 (ENEXTP)
Minneapolis Wheat (MGE)
Rough Rice (CBOT)
Rubber (TOCOM)

Bonds
Australian 10 Year Government Bond (SFE)
Australian 3 Year Government Bond (SFE)
British Long Gilt (LIFFE)
Canadian 10 Year Government Bond (Montreal Exchange)
Euro Bobl (EUREX)
Euro Bund (EUREX)
Euro Schatz (EUREX)
Japanese 10 Year Government Bond (TSE)
Japanese 10 Year Government Bond Mini (Singapore Exchange)

US 10 Year Treasury Note (CBT)
US 2 Year Treasury Note (CBT)
US 30 Year Treasury Bond (CBT)
US 5 Year Treasury Note (CBT)
Euro 2 Year Swapnote (LIFFE)
Euro Buxl (EUREX)
Swiss Confederation Bond (EUREX)
US 10 Year Interest Swapnote (CBOT)
US 5 Year Interest Swapnote (CBOT)

Currencies
Australian Dollar
British Sterling
Canadian Dollar
Czech Koruna
Euro
Hungarian Forint
Israeli Shekel
Japanese Yen
Mexican Peso
New Turkish Lira
New Zealand Dollar
Norwegian Krone
Polish Zloty
Singapore Dollar
South African Rand
Swedish Krona
Swiss Franc
US Dollar
Australian Dollar Currency Future (CME)
Canadian Dollar Currency Future (CME)
Swiss Franc Currency Future (CME)
Euro Currency Future (CME)
British Pound Currency Future (CME)
Japanese Yen Currency Future (CME)
Mexican Peso Currency Future (CME)

Energies
Brent Crude Oil (ICE London)
Crude Oil (NYMEX)
Gas Oil (ICE London)
Heating Oil (NYMEX)
Natural Gas (NYMEX)
Reformulated Gasoline Blendstock for Oxygen Blending (RBOB) (NYMEX)
Goldman Sachs Commodity Index (CME)

Interest Rates
90 Day Sterling Libor (LIFFE)

Australian 90 Day Bank Bills (SFE)
Canadian Bankers Acceptance (Montreal Exchange)
Euribor (LIFFE)
Eurodollar (CME)
Euroswiss (LIFFE)
Euroyen (3 Month) (Tokyo Financial Exchange)
1 Month LIBOR (CME)
30 Day Fed Funds (CBOT)
New Zealand 90 Day Bank Bills (SFE)

Metals
Aluminium (High Grade) (LME)
Copper (LME)
Copper (High Grade) (COMEX)
Gold (100 Oz) (COMEX)
Lead (High Grade) (LME)
Nickel (High Grade) (LME)
Platinum (NYMEX)
Silver (COMEX)
Zinc (High Grade) (LME)
Palladium (NYMEX)
Palladium (TOCOM)
Platinum (TOCOM)
Tin (LME)

Stock Indices
Australian SPI-200 Index (SFE)
Canadian S&P/TSE 60 Index (Montreal Exchange)
DJ Euro Stoxx 50 (EUREX)
Dow Jones Industrial Average E-Mini (CBT)
French CAC 40 Index (EURONEXT Paris)
FTSE 100 Index (LIFFE)
German DAX Index (EUREX)
Hong Kong Hang Seng Index (HKFE)
Italian MIB/S&P 40 Index (Borsa Italiana IDEM)
Japanese NIKKEI Index (Singapore Exchange)
Japanese TOPIX Index (TSE)
NASDAQ 100 E-Mini (CME)
S&P 500 E-Mini (CME)
Spanish IBEX 35 Index (MEFF)
Swedish OMX Index (Stockholm Exchange)
Taiwanese MSCI Index (Singapore Exchange)
Dutch AEX Index (ENEXTA)
German DAX Midcap Index (EUREX)
Russell 2000 E-Mini (CME)
S&P 400 Midcap E-Mini (CME)
South African FTSE/JSE Top 40 Index (SAFEX)
Chinese H-Shares Index (HKEX)

MSCI Pan-Euro Index (LIFFE)
MSCI Singapore Index (SGX)
Japanese Nikkei 225 Index (CME)
S&P 500 Volatility Index (CBOE)
Indian S&P CNX Nifty Index (SGX)
German TECDAX Index (EUREX)
Korean Kospi 200 Index (CME)

APPENDIX D

31.   Determination of Net Asset Value.

(1)   The Sponsor, or such party as may be duly appointed by the Sponsor, shall determine the Trading Fund’s net asset value (“Net Asset Value”) using the following principles as communicated to the Trading Advisor.

(2)   For each Series, the net asset value of such Series will equal the value of such Series’ pro rata portion of the Trading Fund’s assets under the management of the Trading Advisor, including open positions, plus any other assets held by the Series and such Series’ pro rata portion of any other assets held by the Trading Fund, minus accrued brokerage commissions and fees.

(3)   The liquidating value of a commodity futures contract or option traded on a U.S. commodity exchange shall be based upon the settlement price on the commodity exchange on which the particular commodity futures contract or option is traded; provided that, if a contract or option cannot be liquidated on the day with respect to which net asset value is being determined, the basis for determining the liquidating value of such contract or option shall be such value as the Sponsor or its appointee may deem fair and reasonable.

(i)    The liquidating value of a futures, forward or options contract not traded on a U.S. exchange shall be its liquidating value, determined based upon policies established by the Sponsor or its appointee, on a basis consistently applied for each different variety of contract.  The net asset value of the Series is determined in U.S. dollars, and any positions denominated in other currencies are translated at prevailing exchange rates as determined by the Sponsor.

 (ii)    No value shall be ascribed to goodwill or any other intangible asset.

(4)   Any other assets are valued in such manner as the Sponsor may determine to reflect fair market value and the accrual of interest.

D-1

APPENDIX E

ASPECT CAPITAL LIMITED (“ASPECT”)
(b)           INFORMATION ON ASPECT’S EXECUTION POLICY FOR PROFESSIONAL CLIENTS

 THE INFORMATION SET OUT BELOW HAS BEEN PROVIDED FOR INFORMATION ONLY.  IT DOES NOT FORM PART OF ANY AGREEMENT WITH YOU AND IS NOT INTENDED TO BE CONTRACTUALLY BINDING

 Scope and application of the Execution Policy

The requirement to provide our clients with the information set out below on Aspect’s Execution Policy results from the implementation of the Markets in Financial Instruments Directive, 2004/39/EC (MiFID) in the Conduct of Business Sourcebook (COBS) of the Financial Services Authority’s Handbook.

Aspect has established and implemented an Execution Policy, which is designed to allow Aspect to take all reasonable steps to obtain the best possible result for the execution of orders for your account.  This means that we have in place a policy and procedures that are designed to obtain the best possible result for the execution of your orders, subject to and taking into account the nature of your orders and the nature of the markets and products concerned.

 Best execution obligation

Under COBS, Aspect is obliged to take all reasonable steps to obtain the best possible result for its clients when we execute, or place or transmit, orders with other entities for execution in respect of Financial Instruments (as defined in the Financial Services Authority’s Handbook), taking into account price, costs, speed, likelihood of execution and settlement, size, nature, type and characteristics of financial instruments, characteristics of the execution venues and other relevant considerations.

Where Aspect executes an order through direct market access, it will do so having regard to the factors referred to above.

Our commitment to provide you with “best execution” does not mean that we owe you any fiduciary responsibilities over and above those resulting from our formal contractual relationship.

 Execution venues and brokers

We will use one of a selection of approved brokers and execution venues for the execution of orders of the relevant instrument class (a list of such entities and execution venues is included for each instrument class in the Execution Policy) that we believe will enable us to obtain on a consistent basis the best possible result for the execution of client orders.

In deciding which entity or execution venue to use for the execution of an order we will take into account the execution factors stated above.

In certain financial instruments, Aspect may have access to only one type of execution venue or only a single execution venue or broker as there may only be one such type of execution venue or only a single execution venue or broker.

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Monitoring and Review

We will review the Execution Policy annually and monitor compliance with the Execution Policy on a regular basis.

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